EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-121728) 333-118003, and 333-134913) and the Registration Statements on Form S-3 (Nos. 333-115293, 333-118054, 333-124400, 333-129689, 333-134222, 333-136576 and 333-145342) of Star Scientific, Inc. of our report dated March 17, 2008 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Annual Report on Form 10-K.

/s/ Aidman, Piser & Company, P.A.

Tampa, Florida

March 17, 2008